Exhibit 16





 Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, D.C. 20549

 Commissioners:

 We have read the statements made by Great Plains Energy Incorporated (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K/A report dated February 8, 2002. We agree with the statements concerning our Firm in such Form 8-K/A, except that it should be noted that we are not in a position to comment on the Company's solicitation or evaluation process referred to in the last sentence of the first paragraph of such Form 8-K/A.

                        /s/PricewaterhouseCoopers LLP
                           PricewaterhouseCoopers LLP


 Kansas City, Missouri
 February 26, 2002